                                                                  EXHIBIT 10.16


                                January 15, 2001


Mr. Donald E. Ellis, Jr.
607 Haddington Lane
Peachtree City, Georgia  30269

         Re:  Employment Offer

Dear Gene:

I am pleased to memorialize the terms of your full time employment with The Profit Recovery Group USA, Inc. ("PRG") as Executive Vice President-Finance, Chief Financial Officer and Treasurer of PRG and of The Profit Recovery Group International, Inc. ("PRGX") conditioned upon your signing the attached Employee Agreement. You will report to the Chief Executive Officer of PRGX. You will be responsible for all Finance Department functions of PRG and PRGX, including financial planning, budgeting, accounting and treasury functions and will serve as key spokesperson and contact for shareholders, investors and banking agencies for PRGX. We are very excited about your joining our organization and the opportunities for our mutual success.

The following confirms our offer:

1. Base Salary. Base salary paid at the rate of $300,000.00 per annum, paid $11,538.46 every two weeks and pro-rated for partial years. You commenced employment with PRG on October 26, 2000.

2. Performance Bonus. While you remain employed by PRG you will be eligible for annual bonuses, which will include annual payout potentials of up to 70% of your base salary for achievement of your performance goals. These goals will be role-specific performance objectives to be mutually agreed upon by you and the Chief Executive Officer of PRGX. The measurement periods will be calendar quarter or calendar year or a combination of both. Your bonus will be no less than $50,000.00 per annum. Your bonus will be pro-rated for partial years based on the number of days you were employed by PRG during such year.

3. Car Allowance. You will receive a car allowance paid at the rate of $25,000.00 per annum, paid $2,083.33 monthly during your employment and pro-rated for partial periods.
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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4.       Options. The Board of Directors of PRGX has granted to you options to purchase 250,000 shares of Common Stock in The Profit Recovery Group International, Inc. with 100,000 shares vesting as of October 26, 2000 and the remaining 150,000 vesting ratably and monthly over 36 months. This grant is made pursuant to the terms of an option agreement, the form of which will be delivered to you under separate cover.

5. Employee Benefits. You will be eligible for participation in PRG's Employee Benefits Plan, which currently offers medical, dental, life, short term and long term disability insurance, flexible spending accounts, 401(k) Savings Plan and Employee Stock Purchase Program. The effective dates for your coverage and participation in these plans will be communicated to you under separate cover. During the term of your employment, PRG will also pay the premiums, or, at your option, reimburse you for premiums paid, on a $650,000 term life policy (policy #41113584, carrier: TransAmerica Occidental Life Insurance Company) which PRG previously acquired for you. While employed by PRG, PRG will reimburse you for the cost incurred in connection with an annual comprehensive physical examination to the extent not covered by insurance.

6. Reimbursement of Expenses. PRG will pay your reasonable travel and business expenses (including air travel at first class rate), subject to you submitting receipts in accordance with PRG's normal practices and procedures. Additionally, PRG will reimburse you for the reasonable costs of having your own counsel review this Agreement on your behalf prior to your signing this Agreement.

7. Vacation. You will be entitled to three (3) weeks of paid vacation for each full year of employment with PRG, subject to PRG's policies and procedures as promulgated from time to time.

8.       Termination.

         (a) This Agreement may be terminated by PRG for "cause" upon delivery to you of notice of termination. As used herein, "cause" means (i) fraud or dishonesty committed by you in the course of your employment with PRG or PRGX, gross negligence or willful misconduct committed by you in the course of your employment with PRG or PRGX which has or might reasonably be expected to have a material adverse effect upon the business or operations of PRGX and its subsidiaries taken as a whole, conviction of a felony or other crime of moral turpitude in the course of employment (e.g., fraud, theft, embezzlement and the like), or (ii) engaging in activities prohibited by Sections 3, 4, 5 or 6 of the attached Employee Agreement, or any other material breach of this Agreement. A termination of your employment for "cause" based upon the immediately preceding sentence shall take effect thirty (30) days after PRG gives you written notice of such termination unless you shall, during such thirty (30) day period, remedy the events
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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                  or circumstances constituting "cause" to the reasonable
                  satisfaction of the Chief Executive Officer of PRGX; provided, however, that such termination shall take effect immediately upon the giving of notice of termination with "cause" if PRG shall have reasonably determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such written notice). If the Chief Executive Officer of PRGX or Stanley Cohen ("Cohen") or Jonathan Golden ("Golden") becomes aware of any facts or circumstances that would give PRG the right to terminate your employment for cause pursuant to this Section 8(a), PRG shall give you notice of the existence of such facts or circumstances within thirty (30) days of such facts or circumstances being known by the Chief Executive Officer of PRGX or by Golden or Cohen; provided, however, that this sentence shall apply to Golden and Cohen only for so long as such person continuously remains a member of the Board of Directors of PRGX.

         (b) You may, without cause, terminate this Agreement by giving PRG thirty (30) days' written notice in the manner specified in Section 11 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice or such earlier date as PRG specifies. PRG may, without cause, terminate this Agreement by giving to you thirty (30) days' written notice in the manner specified in Section 11 hereof and such termination will be effective on the thirtieth (30th) day following the date of such notice. At PRG's option, you will cease performing your duties as an employee on such earlier date as PRG may specify in its notice of termination.

         (c) In the event of your Disability, physical or mental, PRG will have the right, subject to all applicable laws, including without limitation, the Americans with Disabilities Act ("ADA"), to terminate your employment immediately. For purposes of this Agreement, the term "Disability" shall mean your inability or expected inability (or a combination of both) to perform the services required of you hereunder due to illness, accident or any other physical or mental incapacity for an aggregate of ninety (90) days within any period of one hundred eighty (180) consecutive days during which this Agreement is in effect, as agreed by the parties or as determined pursuant to the next sentence. If there is a dispute between you (or your legal representative) and PRG as to whether a Disability exists, then such issue shall be decided by a medical doctor selected by PRG and a medical doctor selected by you or your legal representative (or, in the event that such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors). Each party shall pay all costs associated with engaging the medical doctor selected by such party and the parties shall each pay one-half (1/2) of the costs associated with engaging any third medical doctor.

         (d) This Agreement may be terminated by you for "Good Reason" upon thirty (30) days prior written notice of termination (the "Termination Notice") served personally in
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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                  accordance with Section 11 hereof, such "Good Reason" being specified in the Termination Notice; provided that at the time of such notice to PRG, there is no basis for termination by PRG of your employment for cause and the facts and circumstances constituting cause have not been known by the Chief Executive Officer of PRGX or, if applicable, Cohen or Golden, for thirty (30) days or more; and further provided that at the time of such Termination Notice to PRG you have delivered at least 30 days prior thereto a written notice to PRG (the "Event Notice") stating a condition (a "Qualifying Event") exists which with the passage of time will allow you to terminate your employment for "Good Reason" and specifying the factual basis for such Qualifying Event and such Qualifying Event has not been cured by PRG prior to its receipt of the Termination Notice. For purposes of this Agreement, "Good Reason" means any one of the following events: (i) the assignment to you of duties or positions or titles inconsistent with or lower than any of the duties, positions or titles provided in this Agreement; (ii) the principal place where you are required to perform a substantial portion of your employment duties hereunder is outside of the metropolitan Atlanta, Georgia area; (iii) the reduction of your Base Salary, potential Bonus or annual automobile allowance below amounts set forth herein; provided however you shall have no right to terminate pursuant to this clause (iii) of Section 8(d) if PRGX's Board of Directors or the Compensation Committee of the Board of PRGX (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG and PRGX and the reduction of the sum of your Base Salary, potential Bonus and automobile allowance hereunder is reduced on a pro rata basis in respect of all other such executives; or (iv) a "Change in Control" (as defined below) shall have occurred. If you believe that a Qualifying Event has occurred, you must give PRG the Event Notice within thirty
                  (30) days following the occurrence of such Qualifying Event or you will not be entitled to rely on such event as the basis for terminating your employment for Good Reason. PRG will have thirty (30) days after its receipt of the Event Notice to notify you that it disagrees in good faith with your assertion that there has been a Qualifying Event and to provide you with a detailed written explanation as to why it disagrees. If PRG does not notify you within thirty (30) days of its receipt of the Event Notice that it disagrees with your assertion that there has been a Qualifying Event, PRG shall be deemed to have agreed with your assertion that there has been a Qualifying Event. If PRG agrees or is deemed to agree with your assertion, or any disagreement is finally resolved finding that a Qualifying Event has occurred, you must give the Termination Notice within thirty (30) days following the earliest of such agreement, deemed agreement or final resolution or you will not be entitled to rely on the specific facts underlying such Qualifying Event as the basis for terminating your employment for Good Reason. If PRG disagrees with your assertion in a timely manner, you may give the Termination Notice at any time prior to the resolution of whether a Qualifying Event has occurred; provided, however, that your employment will be considered
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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                  terminated without Good Reason pending the outcome of the
                  disagreement as to whether a Qualifying Event has occurred. If you terminate your employment in accordance with this
                  Section 8(d) and PRG disagrees with your assertion that a Qualifying Event has occurred, and if the outcome of such disagreement is that a Qualifying Event has occurred, you will be entitled to interest at the prime rate, as announced by Bank of America, N.A. or any successor thereto, Atlanta, Georgia, on any severance payments you subsequently receive calculated from the date you would have received such payments if PRG had not disagreed with your assertion that a Qualifying Event had occurred to the date you actually receive such severance payments. Notwithstanding the foregoing, a termination shall not be treated as a termination for "Good Reason" (A) if you have consented in writing in your individual capacity (regardless of any action taken by you in your capacity as an officer of PRG or PRGX or in your capacity as a stockholder of PRGX on any matter presented to PRGX stockholders for a vote) to the occurrence of the Qualifying Event giving rise to the claim of termination for Good Reason or (B) unless you have delivered an Event Notice to PRG at least 30 days prior to providing the Termination Notice and the Qualifying Event identified in the Event Notice shall not have been cured by PRG prior to its receipt of the Termination Notice.

                  For purposes of this Agreement, a "Change in Control" shall have occurred if:

                  (A) John M. Cook no longer serves as Chief Executive Officer of PRGX; or

                  (B) a majority of the directors of PRGX shall be persons other than persons:

                           (xx) for whose election proxies shall have been solicited by the board; or

                           (yy) who are then serving as directors appointed by the board to fill vacancies on the board caused by death or resignation, but not by removal, or to fill newly-created directorships;

                           or

                  (C) a majority of the outstanding voting power of PRGX shall have been acquired or beneficially owned by any person (other than PRGX or a subsidiary of PRGX) or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of acquiring, holding or disposing of voting stock of PRGX; or

                  (D)      there shall have occurred:
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Mr. Donald E. Ellis, Jr.
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                           (ww)     a merger or consolidation of PRGX with or
                                    into another corporation, other than (1) a merger or consolidation with a subsidiary of PRGX or (2) a merger or consolidation in which the holders of voting stock of PRGX immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or

                           (xx) a statutory exchange of shares of one or more classes or series of outstanding voting stock of PRGX for cash, securities or other property, other than an exchange in which the holders of voting stock of PRGX immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the PRGX stock is being exchanged; or

                           (yy) the sale or other disposition of all or substantially all of the assets of PRGX, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of PRGX immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of PRGX are being sold; or

                           (zz)     the liquidation or dissolution of PRGX.

         (e) In the event this Agreement is terminated, all provisions in this Agreement or the Employee Agreement relating to any actions, including those of payment or compliance with covenants, subsequent to termination shall survive such termination.

         (f) The provisions in this Agreement as they relate to the giving of notice prior to termination of employment shall control any contrary notice requirements (or lack thereof) set forth in the Employee Agreement.

9.       Severance Payments.

         (a) If your employment with PRG is terminated for cause or if you voluntarily resign other than (i) for Good Reason or (ii) due to Retirement (as defined below), you will receive your base salary prorated through the date of termination, payable in accordance with PRG's normal payroll procedure, and you will not receive any
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Mr. Donald E. Ellis, Jr.
January 15, 2001
Page 7


                  bonus or any other amount in respect of the year in which termination occurs or in respect of any subsequent years.

         (b) If your employment with PRG is terminated prior to October 26, 2003 either by PRG or any successor to PRG without cause or by you for Good Reason, you will receive:

                  (i) your base salary and performance bonus for the year in which such termination occurs prorated through the date of such termination, plus

                  (ii) a severance payment, subject to adjustment as set forth below, equal to twenty-four (24) months of base salary and car allowance, plus

                  (iii) a bonus of One Hundred Thousand Dollars ($100,000.00), plus

                  (iv) an amount (the "Excise Tax Reimbursement") sufficient to pay the federal excise tax, if any, imposed under
                           Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "Code") with respect to any compensation to which you are entitled (X) hereunder other than the Excise Tax Reimbursement, (Y) under any other agreement between you and PRG or PRGX or any successor to PRG or PRGX, or (Z) under any benefit plan of PRG or PRGX or any successor to PRG or PRGX in which you participate, whether such compensation described in clauses (X) through (Z) of this subsection (b)(iv) is payable in cash or otherwise (including any amount attributable under Sections 280G and 4999 of the Code or regulations promulgated thereunder to acceleration of options), in connection with any termination of your employment to which this subsection 9(b) applies; plus

                  (v) an amount to reimburse you in full for any additional federal excise tax under Section 4999 of the Code and federal and state income taxes and Medicare taxes (calculated using a federal income tax rate of 39.6%, a state income tax rate of 6% and the prevailing marginal Medicare tax rate) imposed on the Excise Tax Reimbursement and the amount payable under this clause (v) of subsection 9(b).

                  Except as provided in this subsection 9(b), or in any other agreement between you and PRG or PRGX or any successor to PRG or PRGX, you will not receive any other amount from PRG or PRGX or any successor to PRG or PRGX in respect of the year in which termination occurs or in respect of subsequent years. The prorated base salary will be paid in accordance with PRG's or its successor's normal payroll procedure, the prorated performance bonus will be paid in a lump sum within ninety
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Mr. Donald E. Ellis, Jr.
January 15, 2001
Page 8


                  (90) days after the end of the year to which it relates, and the remaining payments will be paid in a lump sum within ten
                  (10) days following termination.

         (c) If your employment with PRG is terminated on or after October 26, 2003 by PRG without cause or by you for Good Reason or is terminated at any time by your death or Retirement, you (or your legal representative in the case of death) will receive base salary and performance bonus for the year in which such termination occurs prorated through the date of such termination and you will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. The prorated base salary will be paid in accordance with PRG's normal payroll procedure and the prorated performance bonus will be paid in a lump sum within ninety (90) days after the end of the year to which it relates.

         (d) If your employment with PRG is terminated for Disability, you or your legal representative will receive (i) all unpaid base salary and bonuses for the year in which such termination occurs prorated through the date of termination with such prorated base salary payable in accordance with PRG's normal payroll procedure and the prorated bonus payable in a lump sum within ninety (90) days after the end of the year to which it relates, and (ii) base salary for a period of ninety (90) days following termination of employment due to Disability at the rates in effect upon the date of such termination payable in accordance with PRG's normal payroll procedure, reduced (but not below zero) by the sum of (x) all amounts paid by PRG to you as base salary prior to termination of employment for the times that you were unable to perform the services required of you under this Agreement due to illness, accident or any other physical or mental incapacity which resulted in your Disability and (y) all amounts that you are eligible to receive under any of PRG's standard short-term group disability insurance coverage provided to you as a result of such illness, accident or any other physical or mental incapacity. To the extent that PRG has not reduced its payments to you to reflect such amount that you are eligible to receive under such short-term group disability coverage, you will immediately remit to PRG such amount upon your receipt thereof. You will not receive any other amount in respect of the year in which termination occurs or in respect of any subsequent years. In lieu of terminating your employment for a Disability, PRG may elect to put you on unpaid leave of absence for a period determined in PRG's sole discretion, but in no event to exceed one year. If put on unpaid leave of absence, you will be entitled to the same compensation to which you are entitled if you are terminated as set forth above in this subsection 9(d) and shall not be entitled to any further compensation except that you will continue to maintain your eligibility in all PRG benefit plans (but only to the extent such continued eligibility is not prohibited pursuant to the terms of any such plan) provided that PRG will have no responsibility to pay any premiums or other amounts on your behalf with respect to any such plans. Notwithstanding anything contained herein to the
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Mr. Donald E. Ellis, Jr.
January 15, 2001
Page 9


                  contrary, if PRG elects to place you on unpaid leave of absence in lieu of terminating you as provided in this Subsection 9(d), (i) PRG will be entitled to subsequently terminate your employment with PRG on the expiration of such leave of absence without any further monetary obligations to you and (ii) PRG will have no obligation to reinstate you to active status unless PRG determines in its sole discretion that such reinstatement is in the best interests of both PRG and you.

         (e) If your employment is terminated for any reason, you will be paid within sixty (60) days of termination for the value of all unused vacation time which accrued during the calendar year in which such termination occurs up to the date of termination in accordance with the Company's policies.

         (f) If you fail to observe or perform in any material respect any of your continuing duties and obligations under this Agreement or your duties and obligations under Sections 3, 4, 5, or 6 of the attached Employee Agreement, you will forfeit any right to severance or other termination payments of any amounts other than base salary prorated through the date of termination and upon PRG's demand for same, you shall repay PRG any severance or other termination payments paid to you after the date of termination of your employment with PRG (other than such base salary).

         (g) Notwithstanding anything contained herein to the contrary, as conditions precedent to receiving any severance benefits under this Agreement, you will be required to (i) return all property of PRG including, without limitation, all Confidential Information (as that term is define in your Employee Agreement), and (ii) execute and deliver in a mutually satisfactory form (A) a general release and covenant not to sue in favor of PRG, and its officers, directors and employees, and (B) an agreement (1) to assist PRG with any claims or litigation with others involving matters within the scope of your employment with PRG, whether or not such claims or litigation is initiated by PRG or others, (2) to refrain from assisting others who are asserting claims against PRG or suing PRG, unless otherwise required by law, and (3) to refrain from any disparagement of PRG, or its officers, directors or employees, unless otherwise required by law.

10. Successors and Assigns. You may not assign this Agreement. This Agreement may only be assigned by PRG to any affiliate of PRG; provided, however, PRG shall remain liable for all obligations under this Agreement. The provisions of this Agreement will be binding upon your heirs and legal representatives.

11. Notices. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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         receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

If to PRG:           The Profit Recovery Group USA, Inc.
                     2300 Windy Ridge Parkway
                     Suite 100 North
                     Atlanta, Georgia  30339-8426
                     Attention: Chief Executive Officer

If to you:           607 Haddington Lane
                     Peachtree City, Georgia  30269

12. Withholdings. PRG will deduct or withhold from all amounts payable to you pursuant to this Agreement such amount(s) as may be required pursuant to applicable federal, state or local laws.

13. Acceleration of Prior Severance Payments. You acknowledge that, as an inducement to accept this Agreement, you have received the balance of $145,833.31 owing to you pursuant to the first sentence of Section 11(c) of that certain Employment Agreement dated July 20, 1999 between PRG and you, as amended, in full satisfaction of PRG's and PRGX's obligations under that sentence. Accelerated payment of such balance amount is mutually agreed to be a signing bonus hereunder.

14. Post Employment Assistance. Notwithstanding anything to the contrary in this Agreement, commencing after the termination of this Agreement for any reason, in the event PRGX, PRG or any of their affiliates requests your assistance or you are a named defendant in any claim, threat or inquiry related to your employment with PRG or PRGX, then you will be paid $180/hour for your services plus expenses. You will make reasonable efforts to be available to PRG and PRGX to provide such assistance.

15. Enforcement of Agreement. If you take any action to enforce any provision of this Agreement following a Change in Control and you are the prevailing party in such action, whether by lawsuit, settlement, arbitration or otherwise, PRG and PRGX will pay all of your reasonable attorneys' and other professionals' fees and expenses actually incurred by you in connection with such enforcement action.

16. Arbitration. Except as set forth below, any claim, dispute or controversy arising under or in connection with this Agreement or otherwise in connection with your employment by PRG (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation, or ordinance or any of PRG's or PRGX's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia (or at such
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Mr. Donald E. Ellis, Jr.
January 15, 2001
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         other location as shall be mutually agreed upon). The arbitration shall be heard by a panel of three arbitrators and shall be conducted by the American Arbitration Association under its National Rules for the Regulation of Employment Disputes in effect at the time of the arbitration. Except as otherwise specifically set forth in this letter, all fees and expenses of the arbitration (other than a party's respective legal and professional fees and expenses, which shall be paid by the party incurring same), including a transcript if either requests, shall be borne equally by the parties. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action or proceeding instituted in any federal, state or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, PRG and PRGX shall not be required to arbitrate any disputes regarding the terms set forth in Sections 3 through 6 of the attached Employee Agreement. PRG and PRGX shall in all cases be permitted to seek all remedies available at law to it in connection with the enforcement of such provisions, including the right to seek injunctive relief in any court of competent jurisdiction. Prior to initiating any arbitration, an aggrieved party shall notify the other and the parties shall have ten (10) days to work in good faith to resolve any disagreements. If the disagreement remains unresolved for ten (10) or more days from the date the aggrieved party's notice is received by the other party, the aggrieved party may thereafter pursue arbitration in accordance with this Section 16.

                                                                  /s/ DEE
                                                                  --------------
                                                                   Gene Ellis to
                                                                    initial here

                                                                  /s/ JMC
                                                                  --------------
                                                                    John Cook to
                                                                    initial here

17. Entire Agreement. This Agreement, the Employee Agreement, the Indemnification Agreement between PRGX and you dated October 26, 2000 ("Indemnification Agreement") and such other documents as may be referenced herein or therein (the "Referenced Documents"), constitute our entire agreement with respect to the subject matter hereof and, except as specifically provided herein or in the Employee Agreement, the Indemnification Agreement or the Referenced Documents, supersedes all of our prior discussions, understandings and agreements. Any such prior agreements shall be null and void. To the extent that there is a conflict between this letter and the Employee Agreement, the terms of this letter shall control. You acknowledge and agree that you have received all amounts to which you are entitled under any prior employment or severance agreements between you and PRG and release PRG from any claims you may have for any additional payments under such prior agreements. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Time is of the essence of this Agreement and each and every Section and subsection hereof.

Mr. Donald E. Ellis, Jr.
January 15, 2001
Page 12


Please confirm your acceptance of this offer by signing and returning both this letter and the Employee Agreement to me at your earliest convenience.

                                          Best wishes,

                                          /s/ JOHN M. COOK
                                          -------------------------------------
                                          John M. Cook,
                                          Chairman and Chief Executive Officer
Accepted and agreed:


 /s/ DONALD E. ELLIS, JR.
--------------------------------------
Donald E. Ellis, Jr.

Date:  January 15, 2001
     ---------------------------------